EXHIBIT 5.1
                         [COOLEY GODWARD LLP LETTERHEAD]

August 13, 1997


Wonderware Corporation
100 Technology Drive
Irvine, California  92718

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Wonderware Corporation (the "Company") of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission covering the offering of up to 400,000 additional shares of the Company's Common Stock, $.001 par value (the "Shares"), pursuant to its Employee Stock Purchase Plan (the "Plan").

In connection with this opinion, we have examined the Registration Statement, the Plan, your Certificate of Incorporation and By-laws, as amended, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plan and the Registration Statement, will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption "Legal Matters" in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Cooley Godward LLP



By:      /s/ D. Bradley Peck
         D. Bradley Peck